Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 14 (this “Supplemental Indenture”), dated as of March 24, 2022, among B.A.T Capital Corporation, a corporation incorporated in the state of Delaware (the “Company”), as issuer, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (the “Parent”), B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF”), B.A.T. Netherlands Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“BATNF”), and, until its guarantee is released in accordance with the Base Indenture (if ever), Reynolds American Inc., a North Carolina corporation (“RAI”), as guarantors (the “Guarantors”) and Citibank, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee (i) an indenture dated as of September 6, 2019 (the “Base Indenture”), providing for the issuance from time to time of an unlimited aggregate principal amount of guaranteed debt securities and (ii) a twelfth supplemental indenture dated as of March 16, 2022 (the “Twelfth Supplemental Indenture”) providing for the issuance on such date by the Company of $700,000,000 aggregate principal amount of its 4.742% Notes due 2032 (the “Initial Notes”);

WHEREAS, Section 7.01(g) of the Base Indenture and Section 2.01 of the Twelfth Supplemental Indenture provides, among other things, that the Company may, from time to time, without the consent of any Holder, “reopen” the series of Initial Notes and create and issue additional notes having substantially identical terms and conditions as the Initial Notes (or in all respects except as to issue price, denomination, rate of interest, maturity date and the date from which interest, if any, shall accrue) so that the additional notes are consolidated and form a single series with the outstanding Initial Notes;

WHEREAS, pursuant to Section 7.01(g) of the Base Indenture and Section 2.01 of the Twelfth Supplemental Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company and the Guarantors have taken all necessary corporate action to authorize the execution and delivery of this Supplemental Indenture;

WHEREAS, as contemplated by Section 7.01(g) of the Base Indenture and Section 2.01 of the Twelfth Supplemental Indenture, the Company intends to issue, and the Guarantors intend to guarantee, an additional $200,000,000 aggregate principal amount of its 4.742% Notes due 2032 (the “Additional Notes” and, together with the Initial Notes, the “2032 Notes”) as additional notes under the Base Indenture and the Twelfth Supplemental Indenture; and

WHEREAS, the Additional Notes will have identical terms and conditions as the Initial Notes, other than with respect to the date of issuance and the issue price;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Additional Notes as follows:

ARTICLE I

Definitions and Other Provisions of General Application

SECTION 1.01. Definitions.

Except as otherwise expressly provided in this Supplemental Indenture, all terms used in this Supplemental Indenture which are defined in the Base Indenture shall have the meanings ascribed to them by the Base Indenture.

SECTION 1.02. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03. Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04. Benefits of Instrument.

Nothing in this Supplemental Indenture expressed, and nothing that may be implied from any of the provisions hereof, is intended, or shall be construed, to confer upon, or to give to, any Person other than the parties hereto and their successors and the Holders of the Initial Notes or the Additional Notes any benefit or any right, remedy or claim under, or by reason of, this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Supplemental Indenture shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the Initial Notes or the Additional Notes.

ARTICLE II

Additional Notes

SECTION 2.01. Creation of the Additional Notes.

In accordance with Section 7.01(g) of the Base Indenture and Section 2.01 of the Twelfth Supplemental Indenture, the Company hereby creates and provides for the issuance of the Additional Notes under the Base Indenture. The form of the Additional Notes, including the form of the certificate of authentication, is attached hereto as Exhibit A.

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The Company shall issue the Additional Notes in an aggregate principal amount of $200,000,000. The Company may from time to time, without the consent of the Holders of the Additional Notes, “reopen” the series of 2032 Notes and create and issue additional Notes having substantially identical terms and conditions as the 2032 Notes (or in all respects except as to issue price, denomination, rate of interest, maturity date and the date from which interest, if any, shall accrue, and except as may otherwise be provided in or pursuant to such Officer’s Certificate or supplemental indenture relating thereto) so that the additional Notes are consolidated and form a single series with the outstanding 2032 Notes.

The Additional Notes initially shall be represented by one or more Additional Notes of the same series as the Initial Notes in registered, global form without interest coupons. The global notes representing the Additional Notes (collectively, the “Additional Notes Global Notes”) initially shall be (i) registered in the name of the Depository Trust Company (the “Depositary”) or the nominee of such Depositary, in each case for credit to an account of a member of, or direct or indirect participant in, the Depositary; and (ii) delivered to Citibank, N.A. as custodian for such Depositary.

(a) The Additional Notes and the Initial Notes shall constitute a single series of Notes for all purposes under the Base Indenture. The Additional Notes will have identical terms and conditions as the Initial Notes, other than with respect to the date of issuance and the issue price.

Sections 2.04, 2.05, 2.06 and 2.07 of the Twelfth Supplemental Indenture will be applicable mutatis mutandi to the Additional Notes and any references in such Sections of the Twelfth Supplemental Indenture to the “2032 Notes” shall be deemed to include the Initial Notes and the Additional Notes.

(b) The maturity date of the principal of the Additional Notes shall be March 16, 2032 (the “Maturity Date”).

(c) Unless supplemented or superseded in this Supplemental Indenture and in the Twelfth Supplemental Indenture, the terms of the Additional Notes, including any Events of Default and covenants of the Company and the Guarantors are consistent with the Base Indenture and set forth therein.

SECTION 2.02. Guarantee.

Subject to the terms and applicable limitations set forth in the Base Indenture and the form of Additional Notes, each Guarantor, hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Additional Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of an Additional Note authenticated and delivered by the Authentication Agent, and to the Trustee on behalf of such Holder, that (i) the principal of (and premium, if any) and interest on the Additional Notes will be paid in full when due, whether at the Maturity Date, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), together with interest on the overdue principal, if any, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of

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payment or renewal of any Additional Notes or of any such other obligations, the same will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 9.03 of the Base Indenture.

SECTION 2.03. Interest.

The Additional Notes shall bear interest at a rate equal to 4.742% per annum. The Additional Notes will bear interest from March 16, 2022, payable semi-annually in arrears on March 16 and September 16 of each year (each, an “Interest Payment Date”), commencing on September 16, 2022, until the Maturity Date, unless previously purchased and cancelled or redeemed by the Company, to the person in whose name any Additional Note is registered at the close of business on the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day (each, a “Record Date”) notwithstanding any transfer or exchange of such Additional Notes subsequent to the Record Date and prior to such Interest Payment Date, except that, if and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date, and the applicable grace period shall have expired, such defaulted interest may at the option of the Company be paid to the persons in whose names the outstanding Additional Notes are registered at the close of business on a subsequent Record Date (which shall not be less than five Business Days prior to the date of payment of such defaulted interest) established by notice sent by or on behalf of the Company to the Holders (which term means registered holders) of the Additional Notes, not less than 15 days preceding such subsequent Record Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months, or in the case of an incomplete month, the number of days elapsed. If the date on which any interest payment or principal payment is to be made is not a Business Day, such payment will be made on the next day which is a Business Day, without any further interest or other amounts being paid or payable in connection therewith.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01. Effectiveness. This Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.02. Original Issue. The Additional Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee, as Authentication Agent, for authentication, and the Authentication Agent shall, upon Company order, authenticate and deliver such Additional Notes as in such Company order provided.

SECTION 3.03. Ratification and Integral Part. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

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SECTION 3.04. Priority. This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture with respect to the Additional Notes to the extent the Base Indenture is inconsistent herewith.

SECTION 3.05. Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company and the Guarantors will bind their respective successors and assigns, whether so expressed or not.

SECTION 3.06. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.07. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 3.08. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

B.A.T CAPITAL CORPORATION

By:	/s/ Caroline Price
Name: Caroline M. Price
Title: Treasurer

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Tadeu Marroco
Name: Tadeu Marroco
Title: Finance and Transformation Director

B.A.T. NETHERLANDS FINANCE B.V.

By:	/s/ Hendrik Lina
Name: Hendrik Lina
Title: Director

By:	/s/ Judith Bollen
Name: Judith Bollen
Title: Director

B.A.T. INTERNATIONAL FINANCE P.L.C.

By:	/s/ Neil Wadey
Name: Neil Wadey
Title: Director

[Signature Page to Supplemental Indenture No. 14]

REYNOLDS AMERICAN INC.

By:	/s/ Anthony B. Petitt
Name: Anthony B. Petitt
Title: Treasurer

CITIBANK, N.A., as Trustee

By:	/s/ Keri-anne Marshall
Name: Keri-anne Marshall
Title: Senior Trust Officer

[Signature Page to Supplemental Indenture No. 14]

EXHIBIT A

CUSIP No. 05526D BW4

B.A.T CAPITAL CORPORATION

No. [●]	$[●]

4.742% NOTE DUE 2032

B.A.T    Capital Corporation, a corporation incorporated in the state of Delaware (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $[●], on March 24, 2022.

Interest Payment Dates: March 16 and September 16, commencing on September 16, 2022.

Record Dates: at the close of business on the 15th calendar day that precedes the related Interest Payment Date, whether or not such day is a Business Day.

Reference is made to the further provisions of this 2032 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2032 Note to be signed manually or by facsimile by one of its duly authorized officers.

B.A.T CAPITAL CORPORATION

By:
Name:
Title:

Certificate of Authentication

This is one of the 4.742% Notes due 2032 referred to in the within-mentioned Supplemental Indenture No. 14.

CITIBANK, N.A., as Authentication Agent

By:
Authorized Signatory

Dated:

B.A.T CAPITAL CORPORATION

4.742% NOTE DUE 2032

This 2032 Note is one of a duly authorized issue of 4.742% Notes due 2032 (the “2032 Notes”) of B.A.T Capital Corporation, a corporation incorporated in the state of Delaware, as issuer (the “Company”).

(1) Interest. The Company, promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 4.742% per annum. Interest on this 2032 Note will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including March 16, 2022, to but excluding the date on which interest is paid. Interest shall be payable in arrears on each March 16 and September 16, commencing on September 16, 2022. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. The Company shall pay interest on overdue principal (to the full extent permitted by law) at the rate borne by the 2032 Notes.

(2) Method of Payment. The Company will pay interest to those persons in whose name a 2032 Note is registered on the 2032 Note register at the close of business on the 15th calendar day that precedes each Interest Payment Date, whether or not such day is a Business Day. Interest on the 2032 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. If the date on which any interest payment or principal payment is to be made is not a Business Day, such payment will be made on the next day which is a Business Day, without any further interest or other amounts being paid or payable in connection therewith.

(3) Paying Agent, Transfer Agent and Registrar. Initially, Citibank, N.A. (the “Agent”) will act as a Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders of the 2032 Notes. The Company or any of its subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

(4) Indenture. The Company issued the 2032 Notes under an indenture dated as of September 6, 2019 (the “Indenture”), as supplemented by a twelfth supplemental indenture dated as of March 16, 2022 (the “Supplemental Indenture No. 12”) and a fourteenth supplemental indenture dated as of March 24, 2022 (the “Supplemental Indenture No. 14” and, together with the Supplemental Indenture No. 12, the “Supplemental Indentures”), in each case among the Company, the Guarantors, the Trustee and the Agent.

The terms of the 2032 Notes include those stated in the Indenture and the Supplemental Indentures. The 2032 Notes are subject to all such terms, and Holders of the 2032 Notes are referred to the Indenture and the Supplemental Indentures for a statement of them. Capitalized and certain other terms used and not otherwise defined herein have the meanings set forth in the Indenture or the Supplemental Indentures (as applicable).

(5) Optional Redemption. At any time and from time to time before the Par Call Date, the Company may redeem the 2032 Notes, in whole or in part, at the Company’s option, upon not less than 10 nor more than 60 days’ prior notice, at a price equal to the greater of:

(1) 100% of the aggregate principal amount of any 2032 Notes being redeemed, and

(2) the sum of the present values of the applicable Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate, plus 40 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the 2032 Notes to be redeemed to, but excluding, the Redemption Date.

On or after the Par Call Date of the 2032 Notes, the 2032 Notes will be redeemable in whole at any time or in part, from time to time, at the Company’s option, upon at least 10 days’ but no more than 60 days’ prior notice, at a price equal to 100% of the principal amount of the 2032 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

The 2032 Notes are also redeemable by the Company, in whole but not in part, at 100% of the principal amount of the 2032 Notes plus any accrued and unpaid interest to the Redemption Date (including any Additional Amounts) at the Company’s option at any time prior to their maturity if, due to a Change in Tax Law: (i) the Company or any Guarantor, in accordance with the Supplemental Indentures, has, or would, become obligated to pay any Additional Amounts to the Holders of the 2032 Notes; (ii) in the case of any Guarantor, (A) the Parent would be unable, for reasons outside its control, to procure payment by the Company or any other Guarantor or (B) the procuring of such payment by the Company and each such other Guarantor would be subject to withholding taxes imposed by a Relevant Taxing Jurisdiction; and (iii) such obligation cannot otherwise be avoided by such Guarantor, the Parent or the Company, taking reasonable measures available to it.

(6) Redemption Procedures. If the Company elects to redeem less than all of the 2032 Notes at any time, in the case of 2032 Notes issued in definitive form, the 2032 Notes to be redeemed shall be selected in accordance with applicable procedures of the Depositary.

(7) Notice of Redemption. Notices of redemption shall be transmitted at least 10 but not more than 60 days before the Redemption Date to each Holder of 2032 Notes to be redeemed in accordance with Section 10.01 of the Indenture. If the 2032 Notes are to be redeemed in part only, the notice of redemption that relates to such 2032 Notes will state the portion of the principal amount thereof that is to be redeemed. Any redemption may, at the Company’s sole discretion, be subject to the satisfaction of one or more conditions precedent. In the event of a conditional redemption, the notice of conditional redemption shall reflect and specify the conditions to the redemption. Once the notice of redemption is delivered, 2032 Notes called for redemption shall, subject to the satisfaction of any applicable conditions, become irrevocably due and payable on the Redemption Date.

(8) Denominations, Transfer, Exchange. The 2032 Notes shall be issuable only in fully registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange 2032 Notes in accordance with the Indenture.

(9) Persons Deemed Owners. The Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the 2032 Global Notes for all purposes whatsoever.

(10) Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request or, if such money is then held by the Company in trust, such money shall be released from such trust. After that, Holders of the 2032 Notes entitled to the money must look only to the Company for payment as general creditors unless applicable abandoned property law designates another Person.

(11) Amendment, Supplement, Waiver, Etc. The Company, the Guarantors and the Trustee may modify or amend the Indenture, the 2032 Notes or the Guarantees without the consent of any Holder to, among other things, cure any ambiguity, or to correct or supplement any provision contained in the Indenture, the 2032 Notes or the Guarantees and add to the covenants, or the restrictions, conditions or provisions applicable to, the Company and Guarantors, as the case may be, such further covenants, restrictions, conditions or provisions as the Company and any Guarantor, as the case may be, shall consider to be for the protection of the Holders of the applicable 2032 Notes issued pursuant to the Indenture. Other amendments and modifications of the Indenture or the 2032 Notes may be made by the Company and the Trustee with the consent of the Holders of a majority of the aggregate principal amount of all series of Notes affected by such amendments or modifications (voting as one class), subject to certain exceptions requiring the consent of each of the Holders of the 2032 Notes to be affected.

(12) Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default with respect to the 2032 Notes (other than an Event of Default specified in Section 5.01 (vii), (viii) or (ix) of the Indenture with respect to the Company or any Guarantor) shall have occurred and be continuing, unless the principal of all the 2032 Notes shall have already become due and payable, the Holders of not less than 25% in aggregate principal amount of the 2032 Notes then outstanding, by notice in writing to the Company, each Guarantor and the Trustee, may declare the entire principal amount of all 2032 Notes and interest accrued and unpaid thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, without any further declaration or other act on the part of any Holder of the 2032 Notes. If certain Events of Default specified in Section 5.01 (vii), (viii) or (ix) of the Indenture occur with respect to the Company and are continuing, the principal amount of and accrued and unpaid interest on all the 2032 Notes issued pursuant to the Indenture shall become immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder of the 2032 Notes. The Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the 2032 Notes, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee. Except in the case of a Default or Event of Default in payment of the principal of, premium, if any, or interest on any

2032 Note (including payments pursuant to a redemption or repurchase of the 2032 Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders of the 2032 Notes.

(13) Trustee Dealings with Company. The Trustee in its individual or any other capacity may become the owner or pledgee of 2032 Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Company or any Affiliate thereof with the same rights it would have if it were not Trustee.

(14) No Recourse Against Others. No director, officer, employee or stockholder of the Company or any of the Guarantors, past, present or future, will have any liability for any of the Company’s or such Guarantor’s obligations under the 2032 Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2032 Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2032 Notes.

(15) Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment or cancellation of all the 2032 Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the 2032 Notes at maturity or redemption, as the case may be.

(16) Guarantees. The Company’s obligations under the 2032 Notes are jointly and severally, fully and unconditionally guaranteed, to the extent set forth in the Indenture, by each of the Guarantors.

(17) Authentication. This 2032 Note shall not be valid until the Authentication Agent manually signs the certificate of authentication on this 2032 Note.

(18) Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS 2032 NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(19) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder of the 2032 Notes upon written request and without charge a copy of the Indenture. Requests may be made to:

B.A.T Capital Corporation

c/o British American Tobacco p.l.c.

Globe House

4 Temple Place

London WC2R 2PG

United Kingdom

Facsimile: +44 (0)20 7845 0555

Attention: Company Secretary

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

CityPoint, 1 Ropemaker St.

London EC2Y 9HR

United Kingdom

Facsimile: +44 20 7860 1150

Attention: Alyssa K. Caples

ASSIGNMENT

I or we assign and transfer this 2032 Note to:

(Insert assignee’s social security or tax I.D. number)
(Print or type name, address and zip code of assignee)

and irrevocably appoint:

as Transfer Agent to transfer this 2032 Note on the books of the Company. The Transfer Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian